As filed with the Securities and Exchange Commission on May 26, 2015

Registration No. 333-187104

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-187104

UNDER

THE SECURITIES ACT OF 1933

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3148201
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

995 East Arques Avenue

Sunnyvale, California 94085-4521

(408) 774-0330

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Duggan

Chairman of the Board and Chief Executive Officer

Pharmacyclics, Inc.

995 East Arques Avenue

Sunnyvale, California 94085-4521

(408) 774-0330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam W. Finerman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

(212) 451-2300

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Pharmacyclics, Inc., a Delaware corporation (the “Company”) is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-187104) filed with the Securities and Exchange Commission on March 7, 2013 (the “Registration Statement”) to deregister any and all securities of the Company that had been registered for issuance under the Registration Statement that remain unsold thereunder. The Registration Statement registered shares of the Company’s debt securities, common stock, preferred stock, warrants to purchase debt securities, common stock or preferred stock, rights to purchase common stock or preferred stock and units (collectively, the “Securities”).

Pursuant to the Agreement and Plan of Reorganization, dated March 4, 2015, as amended on March 22, 2015, among the Company, AbbVie Inc., a Delaware corporation (“AbbVie”), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of AbbVie (“Purchaser”) and Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of AbbVie (“Merger Sub 2”), Purchaser will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger and then immediately following the First Merger, the Company merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity, such that the surviving entity is a wholly owned subsidiary of AbbVie (together with the First Merger, the “Mergers”).

In connection with the Mergers, the Company is terminating all offers and sales of the Securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on the 26th day of May, 2015.

PHARMACYCLICS, INC.

By:	/s/ Robert W. Duggan
Name:	Robert W. Duggan
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the registrant’s Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert W. Duggan	Chairman of the Board and Chief Executive Officer	May 26, 2015
Robert W. Duggan	(Principal Executive Officer)

/s/ Manmeet S. Soni	Chief Financial Officer and Treasurer	May 26, 2015
Manmeet S. Soni	(Principal Financial and Accounting Officer)

/s/ Robert F. Booth	Director	May 26, 2015
Robert F. Booth

/s/ Kenneth A. Clark	Director	May 26, 2015
Kenneth A. Clark

/s/ Eric H. Halvorson	Director	May 26, 2015
Eric H. Halvorson

/s/ Minesh P. Mehta	Director	May 26, 2015
Minesh P. Mehta, M.D.

/s/ David D. Smith	Director	May 26, 2015
David D. Smith, Ph.D.

/s/ Richard A. van den Broek	Director	May 26, 2015
Richard A. van den Broek